Exhibit 12

             INTERNATIONAL MULTIFOODS CORPORATION AND SUBSIDIARIES
                 Computation of Ratio of Earnings to Fixed Charges
                              (dollars in thousands)

                                                                        Years Ended
                                                February 28, February 28, February 28, February 29, February 28,
                                                    1995         1994         1993        1992         1991
Earnings (loss) before income taxes and
  cumulative effect of accounting change (1)     $71,739     $(12,717)     $64,331     $ 69,477     $66,227

Plus:  Fixed charges (2)                          25,490       22,604       24,550       32,228      34,681
Less:  Capitalized interest                         (317)        (746)      (1,144)      (1,294)     (2,132)

Earnings available to cover fixed charges        $96,912     $  9,141      $87,737     $100,411     $98,776

Ratio of earnings to fixed charges (3)              3.80          .40         3.57         3.12        2.85



(1) Earnings (loss) before income taxes have been adjusted to reflect income received (but not undistributed amounts) from less-than-fifty-percent-owned persons. Earnings (loss) before income taxes have also been adjusted to exclude losses from less-than-fifty-percent-owned persons.

(2) Fixed charges consist of the following:

                                                                        Years Ended
                                                February 28, February 28, February 28, February 29, February 28,
                                                    1995         1994         1993        1992         1991
       Interest expense, gross                      $16,287      $13,181      $14,592      $21,573      $24,459
       Rentals (1/3)                                  9,203        9,423        9,958       10,655       10,222

        Total                                       $25,490       $22,604      $24,550      $32,228      $34,681


(3) For the year ended February 28, 1994, earnings were inadequate to cover fixed charges. The resulting deficiency was $13,463 for fiscal 1994. The deficiency was the result of unusual items which are described in
    Note 4 to the consolidated financial statements. Exclusive of these unusual items, the ratio of earnings to fixed charges would have been
    3.50 for the year ended February 28, 1994.